For Immediate Release

ETC Announces 2012 Second Quarter Results

•	Net sales increased 19.7% to $15.9 million
•	Income before income taxes increased 48.6% to $2.5 million
•	EBITDA for the quarter increased 38.7% over prior year
•	Diluted Earnings per share of $0.05

SOUTHAMPTON, PA, USA, October 7, 2011 – Environmental Tectonics Corporation (OTCQB: ETCC) (“ETC” or the “Company”) today reported net sales for the 2012 second fiscal quarter ended August 26, 2011 (the “2012 second quarter”) of $15.9 million, an increase of $2.7 million, or 19.7%, over net sales of $13.2 million in the 2011 second fiscal quarter ended August 27, 2010 (the “2011 second quarter”).

Income before income taxes was favorably affected by the increase in sales and the corresponding increase in gross profit and reached $2.5 million in the 2012 second quarter, an increase of $0.8 million, or 48.6%, over income before income taxes of $1.7 million in the 2011 second quarter.

Net income attributable to ETC of $1.5 million, or $0.05 per fully diluted share, in the 2012 second quarter decreased $0.2 million, or 8.6%, compared to $1.7 million, or $0.05 per fully diluted share, in the 2011 second quarter; however, the 2012 second quarter net income reflects a provision for income taxes of $1.0 million, whereas there was no such provision for income taxes in the prior year quarter.

William F. Mitchell, ETC’s President and Chairman, stated, “Increased sales to the U.S. Government, as well as to Domestic commercial and International customers indicates a balance in ETC’s growth during the quarter that resulted in solid pre-tax growth in profitability of 48.6%.”

Second Quarter Results of Operations:

Geographically, Domestic sales in 2012 second quarter were $2.8 million, an increase of $338 thousand, or 14.0%, over the 2011 second quarter sales of $2.4 million.  The Domestic sales increase is due primarily to Simulation products and Pilot Training Systems and Services increasing over the prior year, as well as increased Sterilizer product sales, offset in part, by a decrease in Hyperbaric sales within the CSG segment.  Domestic sales represented 17.4% of the Company’s total sales in the 2012 second quarter, and 18.3% of the Company’s total sales in the 2011 second quarter.

U.S. Government sales in the 2012 second quarter were $8.5 million, as compared to the 2011 second quarter sales of $6.6 million, an increase of $1.9 million, or 28.8%, and represented 53.5% of total sales in the 2012 second quarter, versus 49.7% for the 2011 second quarter.  This increase is largely the result of sales of the Company’s Pilot Training Systems products under significant contracts from the U.S. Air Force to provide a high performance human centrifuge and a suite of research altitude chambers and the U.S. Navy for a research disorientation trainer.

International sales, including sales of the Company’s Polish subsidiary, for the 2012 second quarter, were $4.6 million as compared to $4.2 million in the 2011 second quarter, an increase of $0.4 million, or 8.8%, and represented 29.1% of total sales, as compared to 32.0% in the 2011 second quarter.  The International increase in sales primarily reflects higher Hyperbaric product sales and sales of ETC-PZL, offset, in part, by decreases in Environmental product sales and lower Pilot Training System sales.  International sales in the 2012 second quarter include $1.8 million in sales to the Korean government.  International sales in the 2011 second quarter included sales to the Korean government of $3.4 million.

ETC Announces 2012 Second Quarter Results

Segment sales

Sales of our Training Services Group (TSG) products were $9.9 million in the 2012 second quarter, an increase of $1.2 million, or 14.0%, over the 2011 second quarter.  Sales of these products accounted for 62.4% of net sales versus 65.5% in the 2011 second quarter.  Sales in our other segment, the Control Systems (CSG) segment, increased $1.4 million, or 30.5%, and constituted 37.6% of our net sales compared to 34.5% in the fiscal 2011 second quarter.

Gross profit

Gross profit for the 2012 second quarter was $5.9 million as compared to $4.8 million in the 2011 second quarter, an increase of $1.1 million, or 23.5%.  The improvement in gross profit resulted from increased sales in U.S. Governmental, Domestic and International sales.  Gross profit margin as a percentage of sales for the 2012 second quarter was 37.3%, as compared to 36.2% for the same period a year ago.  The 1.1 percentage point increase in the gross profit margin primarily reflects increased sales of International products, including sales of the Company’s Polish subsidiary, as a percentage of total sales.

Operating expenses

Selling and marketing expenses for the 2012 second quarter were $1.3 million, an increase of $316 thousand, or 31.0%, over the 2011 second quarter.  As a percentage of net sales, selling and marketing expenses increased from 7.7% in the 2011 second quarter to 8.4% in the 2012 second quarter.  The increase is primarily a result of additional sales people, offset in part by reduced commissions on the mix shift in sales in the current quarter toward higher U.S. Government sales.

General and administrative expenses for the 2012 second quarter were $1.8 million, as compared to $1.6 million in the 2011 second quarter, an increase of $165 thousand, or 10.2%.  As a percentage of net sales, general and administrative expenses decreased to 11.2% in the 2012 second quarter from 12.3% in the 2011 second quarter.  The dollar increase is primarily a result of increases in salaries and consulting expenses.

Research and development expenses, which are charged to operations as incurred, were $136 thousand in the 2012 second quarter, as compared to $240 thousand in the 2011 second quarter.  Most of the Company’s research efforts, which were and continue to be a significant cost of its business, are included in cost of sales for applied research for specific contracts, as well as research for feasibility and technology updates.

Operating income

Operating income increased by $748 thousand, or 39.1%, to $2.7 million in the 2012 second quarter, which represented a combination of higher sales volume and gross profit, and reduced operating expenses as a percentage of net sales.

On a segment basis, the TSG had an operating income of $1.9 million, a $566 thousand improvement over the segment operating income of $1.4 million in the 2011 second quarter.  The CSG had operating income of $1.1 million in the 2012 second quarter, an increase of $296 thousand over the prior year quarter.  These segment operating results were offset, in part, by unallocated corporate expenses of $389 thousand  and $275 thousand in 2012 and 2011 second quarters, respectively.

ETC Announces 2012 Second Quarter Results

Interest, other income, and taxes

Interest expense, net, for the 2012 second quarter 2012 was $207 thousand as compared to $189 thousand for the 2011 second quarter, representing an increase of $18 thousand, or 9.5%, reflecting higher bank borrowing during the quarter to support an elevated level of operations.

Other income, net, was $24 thousand for the 2012 second quarter versus an expense of $56 thousand for the 2011 second quarter.  The income consists primarily of a letter of credit refund and foreign currency exchange gains compared to losses in the fiscal second quarter of 2011.

As of February 25, 2011, the Company reviewed the components of it deferred tax assets and determined, based upon all available information, that its current and expected future operating income will more likely than not result in the realization of its deferred tax assets relating primarily to its net operating loss carryforwards.  The Company has a net deferred tax asset related to its net operating loss carryforwards of $8.4 million.  The Company recorded a provision for income taxes of $1.0 million in the 2012 second quarter.  Due to the utilization of net operating loss carry forwards available, and valuation allowances on the deferred tax asset, the Company did not record an income tax provision on income in 2011 second fiscal quarter.

As of August 26, 2011, the Company had approximately $25.5 million of federal net loss carry forwards available to offset future income tax liabilities, beginning to expire in 2025.  In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities created for such items as depreciation and amortization.

Net income

Net income attributable to ETC in the 2012 second quarter decreased by $144 thousand or 8.6%, compared to the 2011 second quarter, while diluted EPS remained flat at $0.05.  Diluted weighted average common shares outstanding for the 2012 second quarter compared to the 2011 second quarter declined 2.1%, due to repurchases of participating Preferred Stock.

Fiscal First Half Results of Operations:

Geographically, Domestic sales in the 2012 fiscal first half ending August 26, 2011 (the “2012 first half”) were $7.0 million, an increase of $1.7 million, or 31.7%, over the 2010 fiscal first half ending August 27, 2011 (the “2011 first half”) sales of $5.3 million.  The Domestic sales increase is due primarily to an increase in Sterilizer and Simulation product sales, as well as Pilot Training Systems, offset in part, by lower Hyperbaric product sales within the CSG segment.  Domestic sales represented 21.9% of the Company’s total sales in the 2012 first half, and 21.0% of the Company’s total sales in the 2011 first half.

U.S. Government sales in the 2012 first half were $16.1 million, as compared to the 2011 first half sales of $10.6 million, an increase of $5.5 million, or 52.4%, and represented 50.2% of total sales in the 2012 first half versus 41.7% for the 2011 first half.  This increase is largely the result of sales of the Company’s Pilot Training Systems products under significant contracts from the U.S. Air Force to provide a high performance human centrifuge and a suite of research altitude chambers and the U.S. Navy for a research disorientation trainer.

International sales, including sales of the Company’s Polish subsidiary, for the 2012 first half, were $9.0 million, as compared to $9.5 million in the 2011 first half, a decrease of $0.5 million, or 5.1%, and represented 27.9% of total sales in the 2012 first half, as compared to 37.3% in the 2011first half.  The International decline in sales primarily reflects lower Pilot Training and Environmental product sales, offset in part, by increases in Hyperbaric product sales.  International sales in the 2012 first half include $3.9 million in sales to the Korean government.  International sales in the 2011 first half included sales to the Korean government of $7.8 million.

ETC Announces 2012 Second Quarter Results

Segment sales

Sales of our Training Services Group (TSG) products were $20.1 million the 2012 first half, an increase of $3.5 million, or 20.8%, over 2011 first half.  Sales of these products accounted for 62.4% of net sales versus 65.5% in the 2011 first half.  Sales in the Control Systems Group (CSG), increased $3.3 million, or 37.8%, and constituted 37.6% of our net sales compared to 34.5% in the 2011 first half.

Gross profit

Gross profit for the 2012 first half was $12.4 million, as compared to $9.9 million, in the 2011 first half, an increase of $2.5 million, or 25.1%.  The improvement in gross profit resulted from increased sales in both U.S. Governmental and Domestic sales, which were partially offset by a reduction in higher margin International sales.  Gross profit margin as a percentage of sales for the 2012 first half was 38.7% compared to 39.1% for the same period a year ago.  The 0.4 percentage point reduction in the gross profit margin primarily reflects decreased sales of International products, including sales of the Company’s Polish subsidiary, as a percentage of total sales.

Operating expenses

Selling and marketing expenses for the 2012 first half were $2.6 million, an increase of $505 thousand, or 23.8%, over 2011 first half.  As a percentage of net sales, selling and marketing expenses decreased from 8.4% in the 2011 first half to 8.2% in the 2012 first half.  The dollar increase is primarily a result of the employment of additional sales people.

General and administrative expenses for the 2012 first half were $3.9 million, as compared to $3.1 million in the 2011 first half, an increase of $789 thousand, or 25.6%.  As a percentage of net sales, general and administrative expenses decreased slightly to 12.1% in the 2012 first half from 12.2% in the 2011 first half.  The dollar increase is primarily a result of increases in salaries, European operations, audit, and consulting expenses.

Research and development expenses, which are charged to operations as incurred, were $381 thousand in the 2012 first half, as compared to $564 thousand in the 2011 first half.  Most of the Company’s research efforts, which were and continue to be a significant cost of its business, are included in cost of sales for applied research for specific contracts, as well as research for feasibility and technology updates.  The decrease was a result of more research and development expenses included in cost of sales in the 2012 first half compared to the prior year period.

Operating income

Operating income increased by $1.4 million, or 33.3%, to $5.5 million in the 2012 first half, which represented a combination of higher sales volume and gross profit, and reduced operating expenses as a percentage of net sales.

On a segment basis, the TSG had an operating income of $3.8 million, a $1.0 million improvement over the segment operating income of $2.8 million in the 2011first half.  The CSG had operating income of $2.5 million in the 2012 first half, an increase of $574 thousand over the 2011 first half.  These segment operating results were offset, in part, by unallocated corporate expenses of $773 thousand and $553 thousand in 2012 and 2011 first halves, respectively.

Interest, other expense, and taxes

Interest expense, net, for the 2012 first half was $357 thousand, as compared to $417 thousand for the 2011 first half, representing a decrease of $60 thousand, or 14.4%, reflecting reduced bank borrowing, particularly during the first quarter as a result of positive cash flow during fiscal 2011.

Other expense, net, was $84 thousand for 2012 fiscal first half versus $128 thousand for the 2011 first half.  These expenses consist primarily of bank and letter of credit fees as well as foreign currency exchange gains or losses and the decrease is primarily a result of a letter of credit refund.

ETC Announces 2012 Second Quarter Results

As of February 25, 2011, the Company reviewed the components of it deferred tax assets and determined, based upon all available information, that its current and expected future operating income will more likely than not result in the realization of its deferred tax assets relating primarily to its net operating loss carryforwards.  The Company has a net deferred tax asset related to its net operating loss carryforwards of $8.4 million.  The Company recorded a provision for income taxes of $2.0 million in the 2012 first half.  Due to the utilization of net operating loss carry forwards available, and valuation allowances on the deferred tax asset, the Company did not record an income tax provision on income in the 2011 first half.

As of August 26, 2011, the Company had approximately $25.5 million of federal net loss carry forwards available to offset future income tax liabilities, beginning to expire in 2025.  In addition, the Company has the ability to offset deferred tax assets against deferred tax liabilities created for such items as depreciation and amortization.

Net income

Net income attributable to ETC in the 2012 first half decreased by $471 thousand or 13.1%, compared to the 2011 first half, and diluted EPS decreased to $0.10 from $0.12.  Diluted weighted average common shares outstanding for the 2012 first half, compared to the 2011 first half, declined 2.4%, due to repurchases of participating Preferred Stock.

Liquidity and Capital Resources

The Company operated at a higher level of production during the 2012 first half, to meet the requirements of its long-term contracts.  As a result, $3.8 million of cash was utilized by operating activities during the 2012 first half compared to cash provided by operations of $5.7 million in the 2011 first half.  Working capital was $22.9 million and $11.1 million as of August 26, 2011 and February 25, 2011, respectively.

About ETC:

ETC designs, manufactures and sells software driven products and services used to recreate and monitor the physiological effects of motion on humans and equipment and to control, modify, simulate and measure environmental conditions.  These products include aircrew training systems (aeromedical, tactical combat and general), disaster management systems, sterilizers (steam and gas), environmental testing products and hyperbaric chambers and other products and services that involve similar manufacturing techniques and engineering technologies.  ETC’s unique ability to offer complete systems, designed and produced to high technical standards, sets it apart from its competition.  ETC is headquartered in Southampton, PA.  For more information about ETC, visit http://www.etcusa.com/.

Forward-looking Statements:

This press release contains forward-looking statements, which are based on management’s current expectations and are subject to uncertainties and changes in circumstances.  Words and expressions reflecting something other than historical fact are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  The Company’s actual results could differ materially from those anticipated in forward-looking statements as a result of a variety of factors, including those discussed in “Risk Factors” included in the Company’s most-recent Annual Report on Form 10-K filed with the United States Securities and Exchange Commission.  We caution you not to place undue reliance on these forward-looking statements.

Contact: Bob Laurent, CFO	Tel: 215-355-9100 (Ext. 1550)	Email: rlaurent@etcusa.com

###

-Financial Tables Follow-

ETC Announces 2012 Second Quarter Results

Table A

ENVIRONMENTAL TECTONICS CORPORATION
SUMMARY TABLE OF RESULTS
(amounts in thousands except per share information)

	Thirteen week periods ended		Variance
	26-Aug-11	27-Aug-10	$	%
Net sales	$15,851	$13,244	$2,607	19.7
Cost of goods sold	9,932	8,450	1,482	17.5
Gross profit	$5,919	$4,794	$1,125	23.5
Gross profit margin %	37.3%	36.2%	1.1%	3.2%
Selling and marketing expenses	1,336	1,020	316	31.0
General and administrative expenses	1,788	1,623	165	10.2
Research and development expenses	136	240	(104)	-43.3
Operating expenses	3,260	2,883	377	13.1
Operating income	$2,659	$1,911	$748	39.1
Operating margin %	16.8%	14.4%	2.4%	16.3%
Interest expense, net	207	189	18	9.5
Other (income) expense, net	(24)	56	(80)	-142.9
Income before income taxes	$2,476	$1,666	$810	48.6
Pre-tax income margin %	15.6%	12.6%	3.0%	24.2%
Provision for income taxes	952	-	952
Net income	$1,524	$1,666	$(142)	-8.5
Income attributable to non-controlling interest	(2)	-	(2)
Net income attributable to ETC	$1,522	$1,666	$(144)	-8.6
Preferred Stock dividend	(552)	(568)	16	-2.8
Income applicable to common and participating shareholders	$970	$1,098	$(128)	-11.7

Basic earnings per common and participating share:
Distributed earnings per share:
Common	$-	$-	$-
Preferred	$0.05	$0.05	$-	0.0
Undistributed earnings per share:
Common	$0.05	$0.05	$-	0.0
Preferred	$0.05	$0.05	$-	0.0

Diluted earnings per share	$0.05	$0.05	$-	0.0

Total basic weighted average number of common shares	20,201	20,565
Total diluted weighted average number of shares	20,495	20,925

ETC Announces 2012 Second Quarter Results

Table B

ENVIRONMENTAL TECTONICS CORPORATION
SUMMARY TABLE OF RESULTS
(amounts in thousands except per share information)

	Twenty-six week periods ended		Variance
	26-Aug-11	27-Aug-10	$	%
Net sales	$32,125	$25,365	$6,760	26.7
Cost of goods sold	19,708	15,441	4,267	27.6
Gross profit	$12,417	$9,924	$2,493	25.1
Gross profit margin %	38.7%	39.1%	-0.4%	-1.2%
Selling and marketing expenses	2,627	2,122	505	23.8
General and administrative expenses	3,875	3,086	789	25.6
Research and development expenses	381	564	(183)	-32.4
Operating expenses	6,883	5,772	1,111	19.2
Operating income	$5,534	$4,152	$1,382	33.3
Operating margin %	17.2%	16.4%	0.8%	5.2%
Interest expense, net	357	417	(60)	-14.4
Other expense, net	84	128	(44)	-34.4
Income before income taxes	$5,093	$3,607	$1,486	41.2
Pre-tax income margin %	15.9%	14.2%	1.7%	11.5%
Provision for income taxes	1,944	-	1,944
Net income	$3,149	$3,607	$(458)	-12.7
Income attributable to non-controlling interest	(18)	(5)	(13)	260.0
Net income attributable to ETC	$3,131	$3,602	$(471)	-13.1
Preferred Stock dividend	(1,104)	(1,145)	41	-3.6
Income applicable to common and participating shareholders	$2,027	$2,457	$(430)	-17.5

Basic earnings per common and participating share:
Distributed earnings per share:
Common	$-	$-	$-
Preferred	$0.10	$0.10	$-	0.0
Undistributed earnings per share:
Common	$0.10	$0.12	$(0.02)	-16.7
Preferred	$0.10	$0.12	$(0.02)	-16.7

Diluted earnings per share	$0.10	$0.12	$(0.02)	-16.7

Total basic weighted average number of common shares	20,201	20,643
Total diluted weighted average number of shares	20,506	21,004

ETC Announces 2012 Second Quarter Results

Table C

ENVIRONMENTAL TECTONICS CORPORATION
UNAUDITED SEGMENT DATA
(amounts in thousands)

	Thirteen week periods ended		Variance
	26-Aug-11	27-Aug-10	$	%
Net sales:
Training Services Group
Domestic	$586	$380	$206	54.2
US Government	6,114	4,952	1,162	23.5
International	3,189	3,343	(154)	-4.6
Total	$9,889	$8,675	$1,214	14.0

Control Systems Group
Domestic	$2,170	$2,038	$132	6.5
US Government	2.371	1,635	736	45.0
International	1,421	896	525	58.6
Total	$5,962	$4,569	$1,393	30.5

Net sales	$15,851	$13,244	$2,607	19.7

Operating income:
Training Services Group	$1,939	$1,373	$566	41.3
Control Services Group	1,109	813	296	36.4
Corporate	(389)	(275)	(114)	41.5
Total	$2,659	$1,911	$748	39.1

Operating margin:
Training Services Group	19.6%	15.8%
Control Services Group	18.6%	17.8%
Corporate	-2.5%	-2.1%
Total	16.8%	14.4%

Depreciation and amortization:
Training Services Group	$247	$305	$(58)	-19.1
Control Services Group	159	76	83	109.6
Corporate	12	-	12
Total	$418	$381	$37	9.7

ETC Announces 2012 Second Quarter Results

Table D

ENVIRONMENTAL TECTONICS CORPORATION
UNAUDITED SEGMENT DATA
(amounts in thousands)

	Twenty-six week periods ended		Variance
	26-Aug-11	27-Aug-10	$	%
Net sales:
Training Services Group
Domestic	$1,312	$414	$898	216.9
US Government	12,521	8,955	3,566	39.8
International	6,227	7,238	(1,011)	-14.0
Total	$20,060	$16,607	$3,453	20.8

Control Systems Group
Domestic	$5,718	$4,922	$796	16.2
US Government	3,596	1,618	1,978	122.2
International	2,751	2,218	533	24.0
Total	$12,065	$8,758	$3,307	37.8

Net sales	$32,125	$25,365	$6,760	26.7

Operating income:
Training Services Group	$3,810	$2,782	$1,028	37.0
Control Services Group	2,497	1,923	574	29.8
Corporate	(773)	(553)	(220)	39.8
Total	$5,534	$4,152	$1,382	33.3

Operating margin:
Training Services Group	19.0%	16.8%
Control Services Group	20.7%	22.0%
Corporate	-2.4%	-2.2%
Total	17.2%	16.4%

Depreciation and amortization:
Training Services Group	$471	$497	$(26)	-5.2
Control Services Group	287	230	57	24.8
Corporate	12	-	12
Total	$770	$727	$43	5.9

ETC Announces 2012 Second Quarter Results

Table E

ENVIRONMENTAL TECTONICS CORPORATION
OTHER SELECTED FINANCIAL HIGHLIGHTS
(amounts in thousands)

	Thirteen week periods ended		Twenty-six week periods ended
	26-Aug-11	27-Aug-10	26-Aug-11	27-Aug-10
EBITDA	$3,101	$2,236	$6,220	$4,751

	As of
	26-Aug-11	27-Aug-10
Working capital	$22,941	$11,063

Total shareholders’ equity attributable to ETC	$30,171	$28,129